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                                                                    EXHIBIT 99.1


INVESTOR CONTACTS:
Erica Abrams, Vanessa Lehr
The Blueshirt Group for Oplink
415.217.7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com


   OPLINK BROADENS PORTFOLIO OF OFFERINGS FOR THE ACCESS COMMUNICATIONS MARKET
              COMPANY SIGNS DEFINITIVE AGREEMENT TO ACQUIRE EZCONN

SAN JOSE, CA, OCTOBER 28, 2004 - Oplink Communications, Inc. (Nasdaq: OPLK), a leading Photonic Foundry and provider of optical networking components, today announced that it has signed an agreement to acquire privately held EZconn Corporation (www.ezconn.com), a leading manufacturer of cable and photonics components for broadband access equipment manufacturers.

EZconn manufactures components for broadband cable and FTTX (Fiber-to-the- (Home, Curb, Premise, Node, etc.)) applications and has a strong base of customers who manufacture equipment for the cable and optical industries. In the twelve months ended June 30, 2004, EZconn reported revenue of approximately $48 million and was profitable. EZconn is headquartered in Taipei, Taiwan and has manufacturing facilities in Taiwan and China. Oplink intends to maintain EZconn's current operations totaling over 400 employees.

This proposed acquisition is highly strategic for Oplink, extending its product offerings for telecom and datacom customers, and broadening its market opportunity to the cable equipment industry. By acquiring EZconn, Oplink will benefit from excellence in precision machining, packaging, automation and manufacturing efficiency in the active and passive components market.

"This proposed acquisition will enhance our ODM/OEM business model as it provides us the ability to strengthen our market position and cost leadership into the broadband services market," commented Joseph Liu, President and CEO of Oplink.

Under the terms of the proposed acquisition agreement a wholly-owned Cayman Islands subsidiary of Oplink will pay US$30 million for all of the shares of EZconn and certain assets related to the business of EZconn, of which $9 million will be paid in cash and $21 million will be paid in shares of Oplink common stock at a price per share based on an average trading price over a period prior to the closing of the transaction. Oplink will also assume approximately $12 million in net debt of EZconn, which will be paid at or promptly following the closing. The transaction remains subject to Oplink's satisfactory completion of its due diligence review, approval by the Investment Commission of the

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Ministry of Economic Affairs of the Republic of China and certain other customary closing conditions and is expected to close in January 2005.

ABOUT EZCONN

For more than 30 years of solid performance in mass production, EZconn has been supplying OEM customers around the globe primarily in the cable television industries, as well as those building wireless LAN, base stations and other RF communication systems, with high quality coaxial RF connectivity components. Its design and manufacturing capabilities in RF and electrical components and modules cover a wide array including RF connectors, precision adapters, cable assemblies, surge arresters, lightening protectors, filters, amplifiers, dipolar antennas, CATV mini-nodes and RF/OE media converters. More recently EZconn has become a supplier of fiber optic components addressing the broadband service market.

ABOUT OPLINK

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in San Jose, California. The Company's customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services which incorporate its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.


This news release contains forward-looking statements, including statements regarding Oplink's ability to complete the proposed acquisition on the proposed terms, its ability to realize the expected benefits of the proposed transaction and its ability to acquire and effectively integrate additional technologies and achieve market acceptance with respect to its new products and designs, that involve risks and uncertainties which may cause Oplink's actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, our reliance upon third parties to supply our raw materials and equipment, intense competition in our target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of our, and possible infringement of others', intellectual property, and other risks detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our annual report filed on Form 10-K for the fiscal year ended June 30, 2004.

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The foregoing information represents Oplink's outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.